EXHIBIT 99.1

NEWS RELEASE

Investor Contact:

Ben McCarville, Vice President, Director of Investor Relations

920-491-7059

Media Contact:

Jennifer Kaminski, Vice President, Public Relations Senior Manager

920-491-7576

Associated Banc-Corp Announces Redemption of All Outstanding Depositary Shares Representing Interests in its 5.375% Perpetual Preferred Stock, Series D

GREEN BAY, Wis. –– August 5, 2021 –– Associated Banc-Corp (NYSE: ASB) (“Associated”) today announced that it is calling for redemption on September 15, 2021 (the “Redemption Date”) of all of its outstanding Depositary Shares (NYSE: ASB PR D) representing a 1/40th interest in a share of Associated’s 5.375% Perpetual Preferred Stock, Series D (the “Depositary Shares”). As of today, there are 3,978,320 Depositary Shares outstanding. The Depositary Shares will be redeemed at a redemption price of $25 per Depositary Share, plus an amount equal to any declared and unpaid dividends to the Redemption Date.

A notice of redemption and related materials will be transmitted to holders of record of the Depositary Shares on August 5, 2021. The Depositary Shares are held through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC.  Payment to DTC will be made by Equiniti Trust Company, in accordance with the Deposit Agreement among Associated, Wells Fargo Bank, N.A. (now known as Equiniti Trust Company) and the Holders from Time to Time of the Depositary Receipts Described Therein, dated as of September 15, 2016. Questions related to the notice of redemption and related materials should be directed to Equiniti Trust Company, as Associated’s redemption agent (the “Redemption Agent”), at 1-800-468-9716.  The Redemption Agent’s address is Equiniti Trust Company, Attn: Corporate Actions Department, 1110 Centre Pointe Curve Suite 101, Mendota Heights, MN 55120.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NYSE: ASB) has total assets of $34 billion and is Wisconsin's largest bank holding company. Headquartered in Green Bay, Wisconsin, Associated is a leading Midwest banking franchise, offering a full range of financial products and services from more than 220 banking locations serving more than 120 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

FORWARD-LOOKING STATEMENTS

Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance.  Such forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” "target," “outlook,” "guidance," or similar expressions.  Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements.  Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the Company’s most recent Form 10-K and subsequent SEC filings.  Such factors are incorporated herein by reference.